Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 27, 2014, with respect to the consolidated balance sheet of US Airways Group, Inc. and subsidiaries as of December 31, 2013, and the related consolidated statement of operations, comprehensive income, stockholder’s equity, and cash flows for the period from December 9, 2013 to December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the 2013 Form 10-K of American Airlines Group Inc. dated February 28, 2014, which is incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

We also consent to the use of our report dated February 19, 2013, with respect to the consolidated balance sheets of US Airways Group, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the 8-K/A of American Airlines Group Inc. and American Airlines, Inc. dated January 23, 2014, which is incorporated herein by reference.

/s/ KPMG LLP

Phoenix, Arizona

March 18, 2014